12

       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON December 27, 2001
                                                REGISTRATION NO. _______________




                        SECURITIES  AND  EXCHANGE  COMMISSION
                              Washington,  D.C.  20549

                                    FORM S-8

     REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933


                             National  Beauty  Corp.
                             -----------------------
     (Exact  name  of  Registrant  as  specified  in  its  charter)

             Nevada                               13-3422912
           ---------                              ----------
(State  or  other  jurisdiction  of           (IRS  Employer
incorporation  or  organization)            Identification  No.)

                          4818 W. Commercial Boulevard
                          ----------------------------
                            Fort Lauderdale, FL 33319
     (Address  of  Principal  Executive  Offices,  including  ZIP  Code)

          2002 Non-Qualified Stock Compensation Plan; Fee Agreement for Professional Services with Richard O. Weed; Consulting Agreement with Richard
     McCaffrey; Independent Contractor Agreement with Michael J. Bongiovanni
                            (Full title of the plan)

                                   Edward Roth
                                   -----------
                            4818 W. Commercial Blvd.
                               Fort Lauderdale, FL
                     (Name and address of agent for service)

                                 (954) 717-8680
                                 --------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE



                           PROPOSED          PROPOSED
                           AMOUNT OF         MAXIMUM            MAXIMUM             AMOUNT OF
TITLE OF SECURITIES . . .  SHARES            OFFERING           AGGREGATE           REGISTRATION
TO BE REGISTERED. . . . .  TO BE REGISTERED  PRICE PER SHARE    OFFERING PRICE(1)   FEE
-------------------------  ----------------  -----------------  ------------------  -------------

 .001 par value
common stock. . . . . . .           631,924  $         .65 (1)  $       410,750.60  $      102.70
-------------------------  ----------------  -----------------  ------------------  -------------

 .001 par value
common stock
underlying stock options
                                     34,000  $         .65 (2)  $        22,100.00  $        5.53
-------------------------  ----------------  -----------------  ------------------  -------------
TOTALS. . . . . . . . . .           665,924                     $       432,850.60  $      108.23
-------------------------  ----------------  -----------------  ------------------  -------------



(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of December 20, 2001.
(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price of the securities in the same class.

                                   PROSPECTUS

                              National Beauty Corp.

                         665,924 Shares Of Common Stock

     This prospectus relates to the offer and sale by National Beauty Corp., a Nevada corporation, of shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to consulting agreements and the 2002 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan and the consulting agreements, in payment for services rendered, National Beauty Corp. is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, 631,924 shares of common stock and 34,000 shares of common stock underlying stock options.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of National Beauty Corp. within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. National Beauty Corp. is registering 146,924 shares for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of National Beauty Corp. or any one of its subsidiaries. An "affiliate" of National Beauty Corp. is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of National Beauty Corp. in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "NBEU."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 24, 2001

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by National Beauty Corp. with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: National Beauty Corp., 4818 W. Commercial Blvd., Fort Lauderdale, FL 33319. National Beauty Corp.'s telephone number is (954) 717-8680.

     National Beauty Corp. is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by National Beauty Corp. under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by National Beauty Corp. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of National Beauty Corp. since the date hereof.

                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS                     6

Item  1.  The  Plan  Information                                               6

Item  2.  Registrant Information and Employee Plan Annual Information          8

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                        8

Item  3.  Incorporation  of  Documents  by  Reference                          8

Item  4.  Description  of  Securities                                          8

Item  5.  Interests  of  Named  Experts  and  Counsel                          8

Item 6.   Indemnification of Officers, Directors, Employees and Agents;
          Insurance                                                            9

Item  7.  Exemption  from  Registration  Claimed                               9

Item  8.  Exhibits                                                             9

Item  9.  Undertakings                                                        10

SIGNATURES                                                                    12

EXHIBIT  INDEX                                                                13

                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS
ITEM 1.  THE PLAN INFORMATION.

THE  COMPANY

     National Beauty Corp. has its principal executive offices at 4818 W. Commercial Blvd., Fort Lauderdale, FL 33319. National Beauty Corp.'s telephone number is (954) 717-8680.

PURPOSE

     National Beauty Corp. will issue common stock to certain consultants pursuant to consulting agreements and the Stock Plan, which have been approved by the Board of Directors of National Beauty Corp. The agreements and the Stock Plan are intended to provide a method whereby National Beauty Corp. may be stimulated by the personal involvement of the consultants in National Beauty Corp.'s future prosperity, thereby advancing the interests of National Beauty Corp. and all of its shareholders. Copies of the agreements and the Stock Plan have been filed as exhibits to this registration statement.

COMMON  STOCK

     The Board has authorized the issuance of up to 665,924 shares of the common stock to the consultants upon effectiveness of this registration statement. 34,000 of the shares are underlying stock options, exercisable at $.48 per share on or before December 31, 2005.

THE  CONSULTANTS

     The consultants have agreed to provide their expertise and advice to National Beauty Corp. for the purposes set forth in the consulting agreements.

NO  RESTRICTIONS  ON  TRANSFER

     The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  CONSULTANTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by National Beauty Corp. for federal income tax purposes in the taxable year of National Beauty Corp. during which the recipient recognizes income.

RESTRICTIONS  ON  RESALES

     In the event that an affiliate of National Beauty Corp. acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to National Beauty Corp. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. National Beauty Corp. has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: National Beauty Corp., 4818 W. Commercial Blvd., Fort Lauderdale, FL 3319, where its telephone number is (954) 717-8680.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by National Beauty Corp., a Nevada corporation (the "Company"), are incorporated herein by reference:

(a) The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Securities and Exchange Commission;
(b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2000; and
(c) All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     April E. Frisby of Weed & Co. L.P. has rendered an opinion on the validity of the securities being registered. Weed & Co. L.P. is not an affiliate of National Beauty Corp.
     The financial statements of National Beauty Corp. are incorporated by reference in this prospectus as of and for the year ended December 31, 2000 and have been audited by Perrella & Associates, P.A., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;
INSURANCE.

     Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

     In addition, Section 78.037 of the Nevada Revised Statutes and National Beauty Corp.'s Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

     The effect of these provisions may be to eliminate the rights of National Beauty Corp. and its stockholders (through stockholders' derivative suit on behalf of National Beauty Corp.) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) - (b) of the preceding paragraph.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.  EXHIBITS.

     (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit  No.     Title
------------     -----

5.1              Legal  opinion  of  Weed  &  Co.  L.P.

10.1             Fee  Agreement  with  Richard  O.  Weed

10.2             2002  Non-Qualified  Stock  Plan

10.3             Consulting Agreement with Richard McCaffrey

10.4             Independent  Contractor  Agreement  with
                 Michael  J.  Bongiovanni

23.1             Consent  of  Weed  &  Co.  L.P.

23.2             Consent  of  Perrella  &  Associates,  P.A.

99.1             Section  78.7502  of  Nevada  Revised  Statutes

ITEM  9.  UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(I)     include  any  prospectus  required by Section 10(a)(3) of the Securities
Act;
(II) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
(III) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Fort Lauderdale, State of Florida, on December 24, 2001.

National Beauty Corp.
(Registrant)
/s/  Edward  Roth
-----------------
Edward  Roth
President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



SIGNATURES. . . . . .  TITLE                                                 DATE

/s/ Edward Roth
---------------------
Edward Roth . . . . .  President, Chief Executive Officer and Director       December 24, 2001
---------------------  ----------------------------------------------------  -----------------
/s/ Alisha Roth
---------------------
Alisha Roth . . . . .  Secretary, Director                                   December 24, 2001
---------------------
/s/ Barbara Patigalia
---------------------
Barbara Patigalia . .  Treasurer (Principal Financial Officer) and Director  December 24, 2001
---------------------
/s/ Mike Bongiovanni
---------------------
Mike Bongiovanni. . .  Director                                              December 24, 2001
---------------------
/s/Jeff Gazda
---------------------
Jeff Gazda. . . . . .  Director                                              December 24, 2001
---------------------